Exhibit 10.19

ShotSpotter, Inc.

Amended and Restated Nonemployee Director Compensation Policy

Adopted by the Board of Directors: February 17, 2022

1.
General

This ShotSpotter, Inc. Amended and Restated Nonemployee Director Compensation Policy (the “Policy”) is designed to provide for the compensation of each member of the board of directors (the “Board”) of ShotSpotter, Inc. (the “Company”) who is not an employee of the Company or any of its subsidiaries (each, a “Nonemployee Director”). The Policy is effective as of February 17, 2022 and will continue in effect until its termination by the Board. The Policy replaces and supersedes any and all compensation policies or programs previously established or maintained by the Company with respect to Nonemployee Directors; provided, however, that any options or restricted stock units (“RSUs”) outstanding on such effective date shall not be affected by this Policy and shall continue to be governed by the grant notice, agreement and equity incentive plan relating to such options or RSUs.

2.
Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy. The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

3.
Eligibility

Each Nonemployee Director will be eligible to receive the compensation set forth in the Policy in accordance with the terms of the Policy. Such compensation will be paid or granted, as applicable, automatically and without further action of the Board or any Board committee to each Nonemployee Director.

4.
Annual Cash Compensation

(a) Cash Retainers. Each Nonemployee Director is eligible to receive cash retainers at the applicable rates set forth in the following table for each full year of service as (i) a chairperson and/or member of the Board and (ii) a chairperson of a committee of the Board (“Committee”):

Role		Annual Retainer Rate
Board	Chair	$65,000
	Member (not Chair)	$40,000
Audit Committee	Chair	$15,000
	Member (not Chair)	$7,000
Compensation Committee	Chair	$10,000
	Member (not Chair)	$5,000
Nominating and Corporate Governance Committee	Chair	$7,500
	Member (not Chair)	$3,000

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Each Nonemployee Director will be eligible to receive each type of retainer set forth in the table above that is applicable to such Nonemployee Director. Retainer payments will be made quarterly in arrears on or before the last business day of each calendar quarter and will be pro-rated for partial quarters of service based on the number of days served in the quarter divided by the number of days in the quarter. Retainer payments for the quarter in which the 2022 annual meeting of stockholders occurs will also be pro-rated for the change in retainer amounts to take effect as of the date of such meeting.

(b) Ability to Take Cash Compensation as RSUs.

(i) Election.

(A) 2022 Cash Compensation. Prior to March 31, 2022, each Nonemployee Director may elect to receive 100% of the annual cash compensation set forth in Section 4(a) for the second, third and fourth quarters of 2022 as RSUs under the Company’s 2017 Equity Incentive Plan or any successor equity incentive plan (the “Plan”) for that number of shares equal to (x) the projected cash compensation for such Nonemployee Director for such quarters as determined pursuant to Section 4(a) above based on Board and Committee membership as of April 1, 2022 divided by (y) the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share; provided, however, that the number of shares subject to any Optional RSU Grant (as defined below) may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Plan.

(B) Cash Compensation for 2023 and Future Years. Prior to the start of each fiscal year (commencing with 2023), each Nonemployee Director may elect to receive 100% of the annual cash compensation set forth in Section 4(a) for that next fiscal year as RSUs under the Plan for that number of shares equal to (x) the projected annual cash compensation for such Nonemployee Director for the fiscal year as determined pursuant to Section 4(a) above based on Board and Committee membership as of the first day of such fiscal year divided by (y) the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share; provided, however, that the number of shares subject to any Optional RSU Grant (as defined below) may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Plan.

Any RSU grant made pursuant to Clause (A) or (B) above is referred to herein as an “Optional RSU Grant”. A Nonemployee Director may only elect to receive an Optional RSU Grant during a period in which the Company is not in a quarterly or special blackout period and the Nonemployee Director is not aware of any material non-public information. Any election to receive an Optional RSU Grant must be submitted to the Company’s Chief Financial Officer in writing and will be irrevocable for the applicable fiscal year, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion. Each Optional RSU Grant will be subject to the terms of this Section 4(b), the Plan, and the applicable award agreement in the form adopted from time to time by the Board or its Compensation Committee.

(ii) Grant Date. The grant date for an Optional RSU Grant will be April 15, 2022 in the case of an election made pursuant to clause (A) and January 1 of the applicable fiscal year in the case of an election made pursuant to clause (B); provided, however, that in the event the grant date for the Optional RSU Grant is not a trading day on the Nasdaq Stock Market LLC, then the grant date shall be the next trading day.

(iii) Vesting. Each Optional RSU Grant will vest in equal increments on the last trading day in each fiscal quarter occurring during the period covered by the election, provided in each case that the holder remains a Nonemployee Director on such vesting date. Optional RSU Grants will not be subject to accelerated vesting in connection with a Change in Control (as defined in the Plan).

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(iv) Changes in Cash Compensation Amount. In the event a Nonemployee Director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new Committee membership or role), such Nonemployee Director will be entitled to receive the difference paid in cash pursuant to the terms above. There would be no effect upon the Optional RSU Grant in the event a Nonemployee Director would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional RSU Grant as a result of a decrease in the cash compensation amounts approved by the Board or a decreased Committee membership or role.

5.
RSU Awards

(a) Initial Awards. Each Nonemployee Director elected to the Board after this Policy is adopted, other than at an annual meeting of stockholders (a “New Director”), will be eligible to receive an RSU award (an “Initial Award”) based on the dollar amounts set forth in the following table, multiplied by a fraction, the numerator of which is the number of days that will elapse between and including the date of his or her appointment and the first anniversary of the previous annual meeting of stockholders, and the denominator of which is 365:

Role		Dollar Value of Initial Award
Board	Chair	$150,000, subject to reduction as provided below
	Member (not Chair)	$125,000

If a New Director is appointed as the chairperson of the Board and the chairperson of any Committee(s) in connection with his or her initial election to the Board, the dollar value of his or her Initial Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation Committee, the dollar value of the Initial Award for the New Director associated with serving on as the chairperson of the Board will be reduced from $150,000 to $140,000). The date of grant of Initial Awards will be the effective date of such New Director’s appointment to the Board or, if such date is within a closed trading window under the Company’s Policy Regarding Stock Trading by Officers, Directors and Other Designated Employees, the next business day on which the trading window is open.

(b) Annual Awards. On the date of each annual meeting of stockholders, each Nonemployee Director in office immediately after such meeting will be eligible to receive an RSU award (an “Annual Award”) for service as a Nonemployee Director based on the dollar amounts set forth in the following table:

Role		Dollar Value of Annual Award
Board	Chair	$150,000, subject to reduction as provided below
	Member (not Chair)	$125,000

If, on the date of grant of an Annual Award, any Nonemployee Director is serving as the chairperson of the Board and also the chairperson of any Committee(s), the dollar value of his or her Annual Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation Committee, the dollar value of the Annual Award associated with serving on as the chairperson of the Board will be reduced from $150,000 to $140,000). The date of grant of Annual Awards will be the date of the applicable annual meeting of stockholders.

(c) Number of Shares Subject to RSU Awards. The number of shares subject to an Initial Award or Annual Award (either, an “RSU Award”) will be equal to (i) the applicable dollar amount determined pursuant

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to Section 5(a) or 5(b) above, divided by (ii) the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share; provided, however, that the number of shares subject to any RSU Award may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Plan.

(d) Other Terms of RSU Awards. Each RSU Award will be granted under the Plan and will be subject to the terms of the Plan, the applicable award agreement and this Policy. Each RSU Award will vest on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders. In addition, the vesting of all RSU Awards will accelerate in full upon a Change in Control (as defined in the Plan) or immediately prior to the effectiveness of a Nonemployee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Nonemployee Director is required to resign his or her position as a Nonemployee Director as a condition of the Change in Control or the Nonemployee Director is removed from his or her position as a Nonemployee Director in connection with the Change in Control. Vesting will cease upon the termination of the Nonemployee Director’s service as a member of the Board and any RSUs subject to such RSU Award that are unvested on the date of such termination will be automatically forfeited by such Nonemployee Director on such date.

6.
Expenses

Each Nonemployee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board or any Committee. To the extent that any taxable reimbursements are provided to any Nonemployee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

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